SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004





                                    FORM 8-K
                    CURRENT REPORT PURSUANT TO SECTION 13 OF
                       THE SECURITIES EXCHANGE ACT OF 1934



          Date of Report
(Date of earliest event reported) July 15, 2002
                                  --------------




                         HUGHES ELECTRONICS CORPORATION
              -----------------------------------------------------
             (Exact name of registrant as specified in its charter)




      STATE OF DELAWARE               0-26035                 52-1106564
----------------------------   -----------------------    -------------------
(State or other jurisdiction        (Commission            (I.R.S. Employer
 of incorporation or organization)   File Number)         Identification No.)




                          200 North Sepulveda Boulevard
                          El Segundo, California 90245
                         -------------------------------
                                 (310) 662-9688
                                ----------------
               (Address, including zip code, and telephone number,
        including area code, of registrants' principal executive office)











                                      - 1 -


ITEM 5. OTHER EVENTS

      On July 15, 2002, a news release was issued on the subject of second quarter consolidated earnings by Hughes Electronics Corporation (Hughes). The news release did not include certain financial statements, related footnotes and certain other financial information that will be filed with the Securities and Exchange Commission as part of Hughes' Quarterly Report on Form 10-Q. The release is as follows:


        HUGHES SECOND QUARTER 2002 RESULTS DRIVEN BY STRONG DIRECTV U.S.
                              FINANCIAL PERFORMANCE

         HUGHES Revenues Grow 11.3% -- $2,210 million vs. $1,985 million
          HUGHES EBITDA Increases 50.1% -- $123 million vs. $82 million Reaffirms HUGHES Full-Year Revenue and EBITDA Guidance, Improves Cash Forecast


      El Segundo, Calif., July 15, 2002 -- Hughes Electronics Corporation, a world-leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting, today reported second quarter 2002 revenues increased 11.3% to $2,209.7 million, compared with $1,985.1 million in the second quarter of 2001. EBITDA1 for the quarter increased 50.1% to $123.1 million compared with $82.0 million in the second quarter of last year. EBITDA margin1 was 5.6% in the quarter compared with an EBITDA margin of 4.1% last year. The operating loss for the quarter was $138.5 million compared with an operating loss of $223.0 million in the second quarter of 2001.

     "The improving financial performance at DIRECTV U.S. continues to fuel HUGHES' growth," said Jack A. Shaw, HUGHES' president and chief executive officer. "DIRECTV U.S. had quarterly revenues of $1,549 million, which were 15% higher than last year, primarily due to subscriber growth during the last 12 months."

      Shaw added, "DIRECTV U.S. was also the driving force behind our EBITDA growth. As a result of the strong revenue growth and lower subscriber acquisition costs, the DIRECTV U.S. EBITDA of $148 million was nearly double last year's second quarter result. In addition, excluding the losses from the World Cup soccer tournament at DIRECTV Latin America, each of our business units showed improvement in EBITDA compared to last year.

      "Although DIRECTV U.S. net subscriber additions of 202,000 fell short of our target of 225,000 to 250,000 for the second quarter, we gained 53% more subscribers than in last year's second quarter. Furthermore, because the operating performance of the business continues to improve, we are increasing DIRECTV U.S.' full year estimates for revenue and EBITDA, while maintaining our year-end subscriber guidance."

      In the second quarter of 2002, HUGHES reported an operating loss of $138.5 million compared with an operating loss of $223.0 million in 2001. This lower operating loss was due to higher EBITDA and the elimination of approximately $72 million of goodwill amortization expense in 2002 as a result of adopting the new Statement of Financial Accounting Standards Number 142 (SFAS 142) accounting rules for goodwill and intangible assets. These changes were partially offset by higher depreciation expense in each of HUGHES' operating segments, mostly at DIRECTV U.S. due to the launch of two new satellites as well as additional infrastructure expenditures made during the last year.

      HUGHES had a second quarter 2002 net loss of $155.1 million compared to a net loss of $156.5 million in the same period of 2001. The lower operating loss and a $37 million gain resulting from the favorable resolution of remaining contingencies associated with the exit from the DIRECTV Japan business (recorded in Other, net), were mostly offset by increased net interest expense including an interest charge of $47 million for losses associated with the final settlement of a contractual dispute with General Electric Capital Corporation
(GECC), and the discontinuation of the minority interest adjustment related to DIRECTV Latin America.

                           SIX-MONTH FINANCIAL REVIEW

      For the first half of 2002, revenues increased 9.5 % to $4,247.9 million, compared to $3,878.1 million in the first half of 2001. This increase was due to continued subscriber growth at DIRECTV in the United States and revenues associated with the 2002 World Cup at DIRECTV Latin America, partially offset by lower sales in the Carrier businesses of Hughes Network Systems (HNS).

      EBITDA for the first six months of 2002 was $257.3 million and EBITDA margin was 6.1%, compared to EBITDA of $195.2 million and EBITDA margin of 5.0% in the first half of 2001. The 31.8% increase in EBITDA and the increase in EBITDA margin were primarily attributable to DIRECTV U.S.' additional gross profit gained from its revenue growth and lower subscriber acquisition costs, a $95 million one-time gain based on the favorable resolution of litigation related to the National Aeronautics and Space Administration's (NASA) breach of contract to launch ten HUGHES satellites, and improved operational efficiencies at PanAmSat. These improvements were partially offset by the devaluation of several foreign currencies and the costs associated with the 2002 World Cup in the DIRECTV Latin America business, a one-time EBITDA charge of $48 million related to the GECC settlement, as well as the inclusion of DIRECTV Broadband for two full quarters in 2002. DIRECTV Broadband, formerly known as Telocity, was purchased April 1, 2001.

      HUGHES' operating loss for the first six months of 2002 was $266.3 million compared with an operating loss of $375.5 million in the first half of 2001. The lower loss was due to the higher EBITDA and the elimination of approximately $134 million of goodwill amortization expense in 2002 as a result of adopting SFAS 142. These changes were partially offset by higher depreciation expenses, particularly at DIRECTV U.S. due to the recent launch of two new satellites and additional infrastructure expenditures made during the last year.

      For the first six months of 2002, net losses totaled $311.5 million compared to net losses of $261.8 million in the same period of 2001. The increased net loss was principally due to an increase in net interest expense including a charge of $74 million ($27 million of which was recorded in the first quarter of 2002) related to the GECC settlement, and the discontinuation of the minority interest adjustment related to DIRECTV Latin America. These declines more than offset the benefits from the lower operating loss, and an improved effective tax rate due to the favorable resolution of certain tax contingencies.



                  SEGMENT FINANCIAL REVIEW: SECOND QUARTER 2002

                            Direct-To-Home Broadcast

      Second quarter 2002 revenues for the segment increased 17.4% to $1,793.7 million from $1,527.7 million in the second quarter of 2001. The segment had EBITDA of $20.6 million compared with negative EBITDA of $1.3 million in the second quarter of 2001. Operating loss was $136.4 million in the second quarter of 2002 compared with an operating loss of $182.9 million in the same period last year.

      United States: Excluding those markets in the National Rural Telecommunications Cooperative (NRTC) territories, DIRECTV's owned and operated gross subscriber additions in the quarter were 654,000 and after accounting for churn, DIRECTV added 202,000 net subscribers. DIRECTV owned and operated subscribers totaled 8.99 million as of June 30, 2002, 15% more than the 7.80 million cumulative subscribers attained as of June 30, 2001. For the second quarter of 2002, the total number of subscribers in NRTC territories was unchanged, leaving the total number of NRTC subscribers as of June 30, 2002, at
1.75 million. As a result, the DIRECTV platform ended the quarter with 10.74 million total subscribers.

      DIRECTV reported quarterly revenues of $1,549 million, an increase of 15% from last year's second quarter revenues of $1,345 million. The increase was primarily due to continued subscriber growth.
      EBITDA for the second quarter of 2002 was $148 million, nearly double last year's EBITDA of $75 million. This increase was primarily due to the additional gross profit gained from DIRECTV's increased revenue and lower subscriber acquisition costs, partially offset by an increase in retention marketing costs associated with higher levels of set-top box sales to existing subscribers. Operating profit in the current quarter was $53 million compared with an operating loss of $39 million in 2001. The improved EBITDA and reduced amortization from the adoption of SFAS 142 was partially offset by increased depreciation, mostly related to the launches of the DIRECTV 4S satellite in December 2001 and DIRECTV 5 in May 2002, as well as additional infrastructure expenditures made during the last year.

      Please refer to the "Selected DIRECTV U.S. Financial Highlights" attachment for additional information on DIRECTV's subscribers and other important financial metrics.

      DIRECTV DSL: In the second quarter of 2002, the DIRECTV DSL service added approximately 20,000 net customers. As of June 30, 2002, DIRECTV DSL had about 133,000 residential broadband customers in the United States compared with about 68,000 customers as of June 30, 2001, representing an increase of approximately 96%.

      The DIRECTV DSL service had second quarter 2002 revenues of $18 million compared with $7 million reported in the second quarter of 2001. The increase was driven by the larger subscriber base and an increase in average revenue per subscriber.

      DIRECTV DSL had negative EBITDA of $29 million in the quarter, an improvement over the negative $41 million in the same period last year. This improvement was driven by the additional gross profit gained from the revenue growth as well as improved operational efficiencies. DIRECTV DSL's operating loss in the second quarter of 2002 decreased to $41 million compared with an operating loss of $58 million in 2001. The change was due to the improved EBITDA and reduced amortization from the adoption of SFAS 142.

      Latin America: The DIRECTV service in Latin America added 27,000 net subscribers in the second quarter of 2002, bringing the total number of subscribers in Latin America as of the end of the quarter to approximately 1,669,000 compared with about 1,431,000 as of June 30, 2001, representing an increase of approximately 17%.

      Revenues for DIRECTV Latin America increased to $227 million for the quarter compared with $175 million in the second quarter of 2001. This increase was due to revenue generated from the 2002 World Cup soccer tournament and the larger subscriber base, partially offset by the devaluation of several foreign currencies, primarily in Argentina.

      DIRECTV Latin America had negative EBITDA of $99 million in the quarter compared to negative EBITDA of $35 million in the same period of 2001. Also in the quarter, DIRECTV Latin America's operating loss increased to $148 million from an operating loss of $87 million in the same period of 2001. The increased negative EBITDA and operating loss were primarily due to a $75 million loss associated with the World Cup, as well as the devaluation of several foreign currencies, partially offset by the effects of ongoing cost reductions.

                               Satellite Services

      PanAmSat, which is 81%-owned by HUGHES, generated second quarter 2002 revenues of $209.3 million compared with $208.3 million in the same period of the prior year. The slight increase was primarily due to higher occasional service revenues related to the global broadcast distribution of the World Cup, partially offset by reduced program distribution and direct-to-home video revenues.

      EBITDA for the quarter was $150.7 million and EBITDA margin was 72.0%, compared with second quarter 2001 EBITDA of $134.5 million and EBITDA margin of 64.6%. The increase in EBITDA and EBITDA margin was principally due to the company's continued focus on reducing its operating costs. Operating profit for the quarter was $61.0 million compared with operating profit of $32.8 million in the second quarter of 2001. The improvement was primarily due to the increase in EBITDA and the reduced amortization from the adoption of SFAS 142.

      As of June 30, 2002, PanAmSat had contracts for satellite services representing future payments (backlog) of over $5.55 billion compared to approximately $5.72 billion at the end of the first quarter of 2002.


                                 Network Systems

      Hughes Network Systems (HNS) generated second quarter 2002 revenues of $254.4 million compared with $302.2 million in the second quarter of 2001. The decline was due to lower sales in the Carrier businesses primarily related to the substantial completion of the XM Satellite Radio and Thuraya Satellite Telecommunications Company contracts. HNS shipped 512,000 DIRECTV receiver systems in the second quarter of 2002 compared to 413,000 units in the same period last year.

      Additionally, HNS added approximately 12,000 net DIRECWAY residential and small office/home office (SOHO) broadband customers in the quarter. As of June 30, 2002, DIRECWAY had over 123,000 residential and SOHO subscribers in North America compared to 74,000 one year ago, a 66% increase.

      HNS reported negative EBITDA of $29.5 million in the quarter compared to negative EBITDA of $36.8 million in the second quarter of 2001. HNS' operating loss in the second quarter of 2002 was $46.1 million compared with an operating loss of $56.5 million in the same period last year. The change in EBITDA and operating loss was primarily attributable to improved operating margins on the increased DIRECTV receiver shipments.

                                  BALANCE SHEET

      From December 31, 2001 to June 30, 2002, the company's consolidated cash balance increased $136.0 million to $836.1 million and total debt increased $832.7 million to $3,480.0 million. The major uses of cash were $728 million for satellite and capital expenditures, the payment of $180 million to GECC and the final purchase price adjustment payment to the Raytheon Company of $134 million. Additionally in the first half of 2002, PanAmSat received approximately $215 million from an insurance claim on the PAS-7 satellite and HUGHES received $95 million from the resolution of the breach of contract lawsuit with NASA.

       Hughes Electronics Corporation is a unit of General Motors Corporation. The earnings of Hughes Electronics are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE:GMH).

      A live webcast of HUGHES' second quarter 2002 earnings call will be available on the company's website at www.hughes.com. The call will begin at 2:00 p.m. ET, today. The dial in number for the call is (913) 981-5523. The webcast will be archived on the Investor Relations portion of the HUGHES website and a replay will be available (dial in number: 888-203-1112, code: 292489) beginning at 2:00 p.m. ET on Wednesday, July 17.




                            HUGHES FINANCIAL GUIDANCE
--------------------------------------------------------------------------------
                          Third Quarter 2002  Prior Full Year    Revised Full
                                                   2002            Year 2002
--------------------------------------------------------------------------------
HUGHES
--------------------------------------------------------------------------------
   Revenues                  $2.2 - 2.25B       $9.0 - 9.2B        No Change
--------------------------------------------------------------------------------
   EBITDA                    $175 - 225M        $750 - 850M        No Change
--------------------------------------------------------------------------------
   Cash Requirements             N/A            $1.5 - 1.7B       $1.2 - 1.4B
--------------------------------------------------------------------------------
DIRECTV U.S.
--------------------------------------------------------------------------------
   Revenues                     ~$1.6B            ~$6.2B            ~$6.3B
--------------------------------------------------------------------------------
   EBITDA                       ~$150M            ~$525M#        $525 - 545M#
--------------------------------------------------------------------------------
   Net Subscriber Adds        250 - 300K          ~1.2M##          No Change
--------------------------------------------------------------------------------
DIRECTV DSL
--------------------------------------------------------------------------------
   Revenues                      N/A               ~$75M           No Change
--------------------------------------------------------------------------------
   EBITDA                   $(25) - (30)M        ~$(100)M       $(110) - (120)M
--------------------------------------------------------------------------------
   Net Subscriber Adds         15 - 20K            ~100K           70 - 85K
--------------------------------------------------------------------------------
DIRECTV Latin America
--------------------------------------------------------------------------------
   Revenues                   170 -180M         $800 - 850M        $745-765M
--------------------------------------------------------------------------------
   EBITDA                    (15) - (25)M        ~$(100)M       $(135) - (155)M
--------------------------------------------------------------------------------
   Net Subscriber Adds         15 - 20K         150 - 200K        120 - 140K
--------------------------------------------------------------------------------
Hughes Network Systems
--------------------------------------------------------------------------------
   Revenues                  $275 - 325M        $1.3 - 1.4B         ~$1.3B
--------------------------------------------------------------------------------
   EBITDA                    $(20) -(35)M      $(50) - (75)M       No Change
--------------------------------------------------------------------------------
   DIRECWAY Net Sub Adds         N/A            100 - 200K           ~100K
--------------------------------------------------------------------------------
PanAmSat
--------------------------------------------------------------------------------
   Revenues                  $190 - 200M        $790 - 825M        No Change
--------------------------------------------------------------------------------
   New Outright Sales            None                              No Change
      and Sales-                                    None
      Type Leases
--------------------------------------------------------------------------------
   EBITDA Margin            70% or higher      70% or higher       No Change
--------------------------------------------------------------------------------
   EBITDA                    $135 - 150M        $570 - 590M        No Change
--------------------------------------------------------------------------------
 # Excludes $56 million EBITDA charge for loss related to GECC lawsuit
## Excludes subscribers in NRTC territories

      NOTE: Hughes Electronics Corporation believes that some of the foregoing statements may constitute forward-looking statements. When used in this report, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify such forward-looking statements and information. Important factors that may cause actual results of HUGHES to differ materially from the forward-looking statements in this report are set forth in the Form 10-Ks filed with the SEC by General Motors and HUGHES.
--------------------------------
1) EBITDA )Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.


                   Selected DIRECTV U.S. Financial Highlights
--------------------------------------------------------------------------------
                                                    Quarters Ended
                                   ---------------------------------------------
                                   6/30/01   9/30/01  12/31/01  3/31/02  6/30/02
                                   -------   -------  --------  -------  -------
DIRECTV U.S. Key Performance Metrics
--------------------------------------------------------------------------------
  Average Revenue per User
    (ARPU),$ (1)                   $58.00    $57.30   $61.35     $56.70  $58.10
--------------------------------------------------------------------------------
  Subscriber Acquisition Cost
    (SAC), $ (2)                     $575      $555     $560       $520    $530
--------------------------------------------------------------------------------
  Churn, %  (3)                       2.0%      1.9%     1.7%       1.6%    1.7%
--------------------------------------------------------------------------------
  Pre-Marketing Cash Flow
    (PMCF), %                          41%       40%      38%        39%     40%
--------------------------------------------------------------------------------

Subscriber Detail (in millions)
-----------------------------------
    DIRECTV - Owned & Operated
--------------------------------------------------------------------------------
      Residential                    7.35      7.55     7.88       8.27    8.46
--------------------------------------------------------------------------------
      Commercial                     0.30      0.31     0.33       0.34    0.37
--------------------------------------------------------------------------------
      Suspended                      0.15      0.19     0.23       0.18    0.16
--------------------------------------------------------------------------------
          Total DIRECTV -
            Owned & Operated (4)     7.80      8.05     8.44       8.79    8.99
--------------------------------------------------------------------------------
    NRTC, Total  (5)                 1.84      1.87     1.89       1.75    1.75
--------------------------------------------------------------------------------
          Grand Total                9.64      9.92    10.33      10.54   10.74
-----------------------------------=============================================

    (1) Total revenue divided by average period-end total DIRECTV Owned & Operated customers
    (2) Sales and marketing acquisition costs divided by DIRECTV Owned & Operated customer gross adds in the period; excludes advanced and leased set-top boxes
    (3) Net customer disconnects divided by average period-end
        DIRECTV Owned and Operated customers
    (4) Excludes pending customers to reflect policy change effective 1/1/02
    (5) Reflects Pegasus Communications Corp. policy change in Q1 2002 reported in Pegasus' Form 10K; An additional adjustment was made in Q1 2002, based upon Pegasus' first quarter Form 10-Q filing
--------------------------------------------------------------------------------



CONSOLIDATED STATEMENTS OF OPERATIONS AND
AVAILABLE SEPARATE CONSOLIDATED NET INCOME (LOSS)
(Dollars in Millions)
(Unaudited)                                                              Six Months
                                                     Second Quarter    Ended June 30,
                                                   ------------------------------------
                                                    2002      2001     2002     2001
---------------------------------------------------------------------------------------
Revenues
Direct broadcast, leasing and other services       $2,004.0 $1,738.6 $3,862.0  $3,436.8
Product sales                                         205.7    246.5    385.9     441.3
---------------------------------------------------------------------------------------
Total Revenues                                      2,209.7  1,985.1  4,247.9   3,878.1
---------------------------------------------------------------------------------------
Operating Costs and Expenses, Exclusive
      of Depreciation and
      Amortization Expense Shown Below
Broadcast programming and other costs               1,078.9    786.6  1,982.1   1,525.3
Cost of products sold                                 184.7    189.2    357.7     343.7
Selling, general and administrative expenses          823.0    927.3  1,650.8   1,813.9
Depreciation and amortization                         261.6    305.0    523.6     570.7
---------------------------------------------------------------------------------------
Total Operating Costs and Expenses                  2,348.2  2,208.1  4,514.2   4,253.6
---------------------------------------------------------------------------------------

Operating Loss                                       (138.5)  (223.0)  (266.3)   (375.5)

Interest income                                         7.4     19.0     11.7      42.8
Interest expense                                     (122.3)   (42.8)  (198.7)    (93.4)
Other, net                                              8.9    (10.9)   (32.7)     (3.7)
---------------------------------------------------------------------------------------
Loss Before Income Taxes, Minority Interests and
      Cumulative Effect of Accounting Change         (244.5)  (257.7)  (486.0)   (429.8)

Income tax benefit                                     92.9     74.8    184.7     124.7
Minority interests in net (earnings)
      losses of subsidiaries                           (3.5)    26.4    (10.2)     50.7
---------------------------------------------------------------------------------------

Loss before cumulative effect of accounting change   (155.1)  (156.5)  (311.5)   (254.4)
Cumulative effect of accounting change, net of taxes      -        -        -      (7.4)
---------------------------------------------------------------------------------------

Net Loss                                             (155.1)  (156.5)  (311.5)   (261.8)

Adjustment to exclude the effect of
      GM purchase accounting                              -      0.8        -       1.6
---------------------------------------------------------------------------------------

Loss excluding the effect of GM purchase accounting  (155.1)  (155.7)  (311.5)   (260.2)

Preferred stock dividends                             (22.8)   (24.1)   (46.9)    (48.2)
---------------------------------------------------------------------------------------

Loss Used for Computation of
      Available Separate Consolidated
      Net Income (Loss)                             $(177.9) $(179.8) $(358.4)  $(308.4)
=======================================================================================

Available Separate Consolidated Net Income (Loss)
Average number of shares of General Motors Class H
      Common Stock outstanding (in millions)
      (Numerator)                                     884.0    875.9    880.8     875.7
Average Class H dividend base (in millions)
      (Denominator                                  1,307.6  1,299.6  1,304.4   1,299.4
Available Separate Consolidated Net Income (Loss)   $(120.3) $(121.2) $(242.0)  $(207.8)
=======================================================================================





CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)                                June 30,
                                                       2002        December 31,
ASSETS                                             (Unaudited)        2001
-------------------------------------------------------------------------------
Current Assets
Cash and cash equivalents                                $836.1         $700.1
Accounts and notes receivable                           1,137.7        1,090.5
Contracts in process                                      122.6          153.1
Inventories                                               333.9          360.1
Deferred income taxes                                     134.4          118.9
Prepaid expenses and other                              1,042.4          918.4
-------------------------------------------------------------------------------

Total Current Assets                                    3,607.1        3,341.1
Satellites, net                                         4,852.7        4,806.6
Property, net                                           2,183.6        2,197.8
Goodwill, net                                           6,715.3        6,500.3
Intangible Assets, net                                    447.9          656.5
Net Investment in Sales-type Leases                       175.9          227.0
Investments and Other Assets                            1,266.8        1,480.8
-------------------------------------------------------------------------------

Total Assets                                          $19,249.3      $19,210.1
===============================================================================

LIABILITIES AND STOCKHOLDER'S EQUITY
-------------------------------------------------------------------------------
Current Liabilities
Accounts payable                                       $1,104.1       $1,227.5
Deferred revenues                                         157.7          178.5
Short-term borrowings and current portion of            1,081.6        1,658.5
long-term debt
Accrued liabilities and other                           1,303.3        1,342.0
-------------------------------------------------------------------------------

Total Current Liabilities                               3,646.7        4,406.5
Long-Term Debt                                          2,398.4          988.8
Other Liabilities and Deferred Credits                  1,301.8        1,465.1
Deferred Income Taxes                                     757.7          746.5
Commitments and Contingencies
Minority Interests                                        542.9          531.3
Stockholder's Equity                                   10,601.8       11,071.9
-------------------------------------------------------------------------------

Total Liabilities and Stockholder's Equity            $19,249.3      $19,210.1
===============================================================================

Holders of GM Class H common stock have no direct rights in the equity or assets of Hughes, but rather have rights in the equity and assets of General Motors (which includes 100% of the stock of Hughes).




SELECTED SEGMENT DATA
(Dollars in Millions)
(Unaudited)                                                   Six Months
                                      Second Quarter          Ended June 30,
                                     ------------------       -----------------
                                      2002       2001          2002        2001
-------------------------------------------------------------------------------
DIRECT-TO-HOME BROADCAST
Total Revenues                     $ 1,793.7  $1,527.7    $ 3,437.5   $ 3,017.6
EBITDA (1)                         $   20.6   $   (1.3)   $   (42.0)  $     4.7
Operating Loss                     $ (136.4)  $ (182.9)   $  (351.9)  $  (328.4)
Depreciation and Amortization      $  157.0   $  181.6    $   309.9   $   333.1
Capital Expenditures               $  157.2   $  226.3    $   296.7   $   353.9

--------------------------------------------------------------------------------
SATELLITE SERVICES
Total Revenues                     $  209.3   $  208.3    $   416.4   $   413.5
EBITDA (1)                         $  150.7   $  134.5    $   301.8   $   274.5
EBITDA Margin (1)                     72.0%      64.6%        72.5%       66.4%
Operating Profit                   $   61.0   $   32.8    $   118.1   $    73.9
Operating Profit Margin               29.1%      15.7%         28.4%       17.9%
Depreciation and Amortization      $   89.7   $  101.7    $   183.7   $   200.6
Capital Expenditures               $  109.5   $   94.2    $   183.5   $   161.4

--------------------------------------------------------------------------------
NETWORK SYSTEMS
Total Revenues                     $  254.4   $  302.2    $   497.2   $   550.4
EBITDA (1)                         $  (29.5)  $  (36.8)   $   (62.6)  $   (75.1)
Operating Loss                     $  (46.1)  $  (56.5)   $   (97.2)  $  (109.1)
Depreciation and Amortization      $   16.6   $   19.7    $    34.6   $    34.0
Capital Expenditures               $   87.8   $  167.1    $   216.1   $   345.3

--------------------------------------------------------------------------------
ELIMINATIONS and OTHER
Total Revenues                     $  (47.7)  $  (53.1)   $  (103.2)  $  (103.4)
EBITDA (1)                         $  (18.7)  $  (14.4)   $    60.1   $    (8.9)
Operating Profit (Loss)            $  (17.0)  $  (16.4)   $    64.7   $   (11.9)
Depreciation and Amortization      $   (1.7)  $    2.0    $    (4.6)  $     3.0
Capital Expenditures               $   13.1   $   22.6    $    32.1   $     0.8

--------------------------------------------------------------------------------
TOTAL
Total Revenues                     $2,209.7   $1,985.1    $ 4,247.9   $ 3,878.1
EBITDA (1)                         $  123.1   $   82.0    $   257.3   $   195.2
EBITDA Margin (1)                      5.6%       4.1%         6.1%        5.0%
Operating Loss                     $ (138.5)  $ (223.0)   $  (266.3)  $  (375.5)
Depreciation and Amortization      $  261.6   $  305.0    $   523.6   $   570.7
Capital Expenditures               $  367.6   $  510.2    $   728.4   $   861.4

================================================================================

(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) is the sum of operating profit (loss) and depreciation and amortization. EBITDA margin is calculated by dividing EBITDA by total revenues.

                                    SIGNATURE


   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          HUGHES ELECTRONICS CORPORATION
                                          ------------------------------
                                                  (Registrant)



                                          By
Date July 15, 2002                        /s/Michael J. Gaines
     ----------------                     -----------------------------------
                                          (Michael J. Gaines,
                                           Chief Financial Officer)











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